Cheviot

Contact:                 Thomas J. Linneman                                                                                                           For immediate release
513-661-0457

Cheviot Financial Corp. Reports Second-Quarter Earnings

CINCINNATI, Ohio – July 27, 2012 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the second fiscal quarter of 2012 of $1.2 million, or $0.16 per share an increase of 34% from the $903,000, or $0.10 per share in net earnings reported for the second  quarter of fiscal 2011.  For the six months ended June 30, 2012 net earnings totaled $2.1 million, or $0.28 per share compared with net earnings of $1.5 million, or $0.17 per share for the six months ended June 30, 2011.

The earnings per share for both the three and six months ended June 30, 2012 were based on weighted average shares outstanding of 7,348,351 and 7,483,336 as compared with weighted average shares outstanding of 8,757,782 for both the comparable 2011 periods.

On January 18, 2012, the Company completed its second-step conversion and related public stock offering.  Cheviot Savings Bank is now 100% owned by the Company and the Company is 100% owned by public shareholders.  The Company sold a total of 4,675,000 shares of common stock in a subscription, community and syndicated community offerings, including 187,000 shares to the Company’s employee stock ownership plan.  All shares were sold at a purchase price of $8.00 per share.

The increase in 2012 quarterly net earnings reflects a decrease of $827,000 in general, administrative and other expenses and an increase of $252,000 in other income, which was partially offset by a decrease of $557,000 in net interest income, an increase in the provision for losses on loans of $200,000 and an increase of $17,000 in the provision for federal income taxes.  For the quarter ended June 30, 2012, the decrease in general, administrative and other expenses is a result of the absence of non-recurring merger costs included in the quarter ended June 30, 2011.

During the six months ended June 30, 2012, the Company’s increase in earnings generally reflected an increase of $734,000 in net interest income and an increase of $967,000 in other income, which was partially offset by an increase of $459,000 in general, administrative and other expenses, an increase of $200,000 in the provision for losses on loans and an increase of $407,000 in the provision for federal income taxes.  The increase in net interest income is due to the Corporation utilizing the proceeds from the second-step stock conversion through purchases of investment securities and loan originations.  During the six months ended June 30, 2012, the Company recorded a provision for losses on loans totaling $400,000 after giving consideration to the allocation of approximately $162,000 for write downs in loans transferred to real estate acquired through foreclosure.

At June 30, 2012, Cheviot Financial Corp. had consolidated total assets of $634.2 million, total liabilities of $526.8 million, including deposits of $495.7 million, and shareholders' equity of $107.3 million, or 16.9% of total assets.  At June 30, 2012, Cheviot Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 12.5%, 12.5% and 25.5%.

Cheviot Savings Bank was established in 1911 and currently has 12 full-service offices in Hamilton County, Ohio.

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Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement.

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(Unaudited)

	At	At
	June 30,	December 31,
ASSETS	2012	2011

Cash and cash equivalents	$ 38,571	$ 45,140
Investment securities	180,639	132,668
Loans receivable, net	361,328	384,296
Goodwill	10,309	10,309
Core deposit intangible, net	875	1,028
Other assets	42,439	42,863

Total assets	$ 634,161	$ 616,304

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$ 495,705	$ 492,321
Advances from the FHLB	26,854	31,327
Other liabilities	4,263	7,103

Total liabilities	526,822	530,751

Commitments and contingencies	-	12,643

Shareholders' equity	107,339	72,910

Total liabilities and shareholders' equity	$ 634,161	$ 616,304

Cheviot Financial Corp. CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Total interest income	$5,472	$6,212	$11,029	$10,160
Total interest expense	1,443	1,626	2,967	2,832

Net interest income	4,029	4,586	8,062	7,328

Provision for losses on loans	250	50	400	200

Net interest income after provision for losses on loans	3,779	4,536	7,662	7,128

Other income	1,179	927	2,154	1,187
General, administrative and other expense	3,443	4,270	7,029	6,570

Earnings before federal income taxes	1,515	1,193	2,787	1,745

Federal income taxes	307	290	697	290

NET EARNINGS	$1,208	$903	$2,090	$1,455

Earnings per share - basic and diluted	$0.16	$0.10	$0.28	$0.17